Exhibit 19 (a)(1)

Code of Ethics

Brighton Jones LLC

CODE OF ETHICS1

Summary

Our Code of Ethics (the “Code”) outlines what is at the core of our organization – our values, goals, practices, and purpose. It establishes clear expectations for behavior and conduct and provides guidance that helps us make better decisions. It is designed to comply with Rule 204A-1 of the Advisers Act and Rule 17j-1 of the Investment Company Act so that Brighton Jones may serve as investment advisor to a registered investment company, a private fund, as well as other individual and institutional clients. The Code seeks to serve and safeguard our clients by setting forth provisions reasonably necessary to ensure compliance with these applicable federal securities laws. While it is neither intended nor possible for the Code to address every situation, it provides the guiding principles by which we, using our knowledge, best judgement, and common sense, behave and act. We are all responsible for adhering to, and acting in accordance with, the principles set out in the Code. All team members are required to report promptly any violations to the Legal & Compliance team.

Our Duties as Fiduciaries

Everyone, regardless of position, is responsible for maintaining Brighton Jones’ fiduciary duty to our clients. Section 206 of the Advisers Act outlines the fiduciary duties of Brighton Jones and its representatives. These duties collectively underscore our commitment to delivering high-quality, client- centric services while maintaining the highest standards of ethical conduct and compliance.

The policies and procedures referenced in this manual are not meant to provide exhaustive or overly restrictive control over every aspect of your role. In the absence of a clearly applicable policy or defined procedure, considering these two duties, understanding the regulations referenced in this document, and acting in accordance with our values will help us do what’s best for our clients.

Duty of Loyalty: We place the interests of our clients ahead of our personal or organizational interests. This includes:

•	treating all clients equally, regardless of the benefit to Brighton Jones;
•	avoiding conflicts of interest when possible;
•	disclosing potential conflicts when they arise; and
•	ensuring all recommendations prioritize the best interests of clients.

Duty of Care: We perform due diligence and demonstrate skill in providing investment advice or making recommendations. This includes:

•	exercising reasonable care to avoid misleading clients;
•	providing advice that is suitable for the client; and
•	ensuring best execution of client transactions.

Our Core Values

In addition to our duties as fiduciaries, our core values, aka Six C’s, define our client-obsessed culture. Our Values in Action ensure that we: (a) reflect our commitment to an inclusive culture where everyone is heard, valued, respected, and empowered to reach their full potential; and (b) realize our mission of helping our clients, colleagues and global community to live a richer life. Adherence to these values and the Code in general are non-negotiable.

•	Commitment: We’re all in and have a “do what it takes” mentality. We approach every situation with intention and go further by asking, “What else?” regardless of our role.
•	Curiosity: We have a learner mindset, ask thoughtful questions, invite feedback, and listen without judgement. To us, a difference in opinion is a strength, and we seek diverse points of view by inviting others to tell us more.

[1]	Rule 204A-1

•	Continuous Growth: We embrace continuous improvement to reach our full potential, as individuals and as a #OneTeam. We grow purposefully as a firm to help more clients and provide financial and career opportunities for our teammates.
•	Compassion: We are a team built on equity, respect, and a genuine desire for our clients, teammates, and global community to thrive. The care we have compels us to turn empathy into action by asking. “How can we help?”.
•	Community: We activate our network to connect our clients and teammates around their values, passions, and purpose to help them Live a Richer Life.
•	Collaboration: Our culture is based on fun, trust, and belonging. We freely share our expertise to foster creativity and innovation to produce results.

Values in Action: You’ll see references throughout this document to how our Values in Action underscore our commitment to compliance.

Material Nonpublic Information

Material Nonpublic Information (MNPI) refers to confidential corporate information about a company, security, or market that has not been made public and that a reasonable investor would likely consider important in making an investment decision, or that could reasonably be expected to affect the market price of the security. For purposes of this policy, information is considered “nonpublic” until it has been broadly disseminated to the marketplace and sufficient time has passed for the market to absorb it. Examples include, but aren’t limited to: earnings results, significant mergers or acquisitions, changes in executive management, major litigation developments, or other events that could impact the value of a company’s securities. There are many legal requirements in our industry around restricting the use of Material Nonpublic Information (“MNPI”) for personal gain. There are three easy ways to avoid securities law violations:

1.	Immediately inform the Legal & Compliance team when you learn of any material non-public fact or material change about any reporting issuer. The Legal & Compliance team also monitors Brighton Jones’ electronic communications channels for potential MNPI.
2.	If you are in possession of MNPI about a company, or about the market for that company’s securities, do not purchase or sell those securities until the information becomes public and the market has had time to react to it. Should you have any doubt regarding the propriety of a securities transaction, you should seek advice from the Legal & Compliance team.
3.	Do not disclose MNPI about a company or about the market for that company’s securities: (a) to any person except to the extent necessary to carry out the legitimate business obligations of an investment adviser, or (b) in circumstances in which the information is likely to be used for unlawful trading.

Using the Code

Using the Code means adopting a learner mindset and getting curious about a situation, problem, or opportunity. Following these steps will help us ask the right questions and make ethical decisions.

1.	Maintain Compliance. Are there any policies in the #OneTeam Manual to be aware of when making decisions?
2.	Do the right thing. Would the outcome of this decision be consistent with our fiduciary duty? Am I making the MESI move to live in alignment with my values? Am I considering our 6 C’s?
3.	Make a difference. Will my decision result in a long-term benefit for our clients, colleagues, and community?
4.	Speak up. If I’ve observed something unethical, have I attempted to address the issue directly with those involved? Do I feel comfortable speaking up? Am I listening to the concerns of my teammates or clients?

When in Doubt

Ultimately, the responsibility for ensuring that our business activities are ethical, legal and aligned with our purpose and values rests with all of us. We are all accountable for making well-informed and sound decisions. If there is a conflict between the requirements in the Code and local law or regulations, you should make sure to comply with the strictest of requirements. If you have any uncertainty when navigating a decision using the Code, please contact compliance@brightonjones.com or reach out to a member of the Legal & Compliance team directly. It is the responsibility of Legal & Compliance to help the #OneTeam navigate decisions and avoid securities law violations.

Training

All team members are required to complete a Code of Ethics training module upon being hired and annually thereafter.

Non-Compliance

Non-compliance with the Code or withholding information about a Code of Ethics violation may lead to legal and/or disciplinary actions, including termination of employment. The Legal & Compliance team is responsible for logging and investigating Code violations. The Legal & Compliance team provides monthly reports of Code violations to the Chief People Officer, who is responsible for adjudicating appropriate sanctions in consultation with the Chief Compliance Officer. For violations involving insider trading investigations, the Chief People Officer will be notified immediately. Retaliation against anyone reporting suspected misconduct, non-compliance or violation of the Code will not be tolerated.

Whistleblower Regulations

Federal whistleblower provisions allow anyone to communicate with the US Securities and Exchange Commission about a possible securities law violation at any time without penalty in accordance with the Whistleblower Regulations. No team member shall be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or in a document filed under seal as part of a lawsuit or other proceeding.

SUPERVISION OF ETHICS2

Summary

It is the policy of Brighton Jones to provide layers of supervision to all activity to ensure we uphold our fiduciary obligations. The Legal & Compliance team is responsible for monitoring operations for all team members regardless of where they are physically located. Lead Advisors act in a supervisory capacity for activity within their client portfolios. Brighton Jones relies on a set of disclosures to avoid or mitigate potential conflicts of interest between team members and clients.

Obtaining & Maintaining Advisor Licensure

No Brighton Jones team member may provide investment advice to any client or prospective client unless either that individual has passed the required examination(s) (e.g., the Series 65 exam) or obtained their CFP credentials and is registered in the states where they have a place of business as an Investment Adviser Representative (“IAR”). All Analysts and Sr. Analysts employed at Brighton Jones are required to become registered as an IAR within the first 120 days of hire or the first day they communicate investment advice to clients, whichever is earlier. Exceptions are handled on a case-by-case basis, and further information can be found in our Series 65 Guidelines & Procedure.

Local Registration Requirements

All registered Investment Adviser Representatives are responsible keeping their FINRA U4 updated at all times, ensuring they meet any additional local registration requirements (such as being fingerprinted), and accumulating the necessary continuing education hours for each calendar year, where applicable.

Values in Action: By investing in ongoing training and being responsible for your licenses you’re demonstrating continuous growth.

[2]	Rule 204A-1 (cont’d)

Communicating Advice

Client Service teams are trained to use our Communication Standards & Best Practices. Additionally, unlicensed individuals cannot do anything that could be considered as “communicating advice” unless another licensed advisor is present. That includes but may not be limited to speaking directly (i.e. a 1:1 phone call) with clients about anything that could be considered “advice”; drafting deliverables without oversight or review; and emailing clients without licensed advisors copied. Lead Advisors are responsible for reviewing and approving recommendations prior to delivery, and documenting approval and relevant the decision points in the form of an email or associated client’s Salesforce record.

Approved Communication Channels

In order to meet our regulatory obligations to supervise investment-related activity and to retain communications related to our advertisements, investment recommendations, receipt of disbursement of funds and orders we must limit written communications with clients or prospects about investment related matters to our list of approved communications channels. These include Brighton Jones email and text messaging. The use of Archive Intel is mandatory if text messaging is to be used to communicate “Advisory Related Matters”. Please see the eComms FAQ for setup instructions and more information.

The Legal & Compliance follows its eComms Review Procedure to surveil communications with clients on an ongoing basis to discern whether Brighton Jones has been party to any client complaints, threats of adversarial proceedings, or securities law violations.

Personal Securities & Activity Disclosures

The Adviser’s Act, the Investment Company Act, and our fiduciary duty require us to avoid conflicts of interest between our personal investments and the investments made on behalf of our clients. We therefore report our personal securities holdings and transactions, and obtain preclearance for certain personal investments, as described in greater detail below. All team members are responsible for providing initial, quarterly, and annual compliance disclosures to the Legal & Compliance team. The various disclosure requirements are noted below and are all tracked using ACA ComplianceAlpha. For more information or troubleshooting any of these disclosure requirements, please reference the ACA ComplianceAlpha FAQ.

Values in Action: We demonstrate commitment to our clients by ‘doing whatever it takes’ to disclose and mitigate any potential conflict of interest, whether on a personal or firm-wide level.

Account Disclosure

Any account containing a “Reportable Security” that you have “Beneficial Ownership” of must be disclosed through ACA. You may exclude accounts that exclusively do not contain reportable securities. In the event you become a beneficial owner of or open a new investment or trading account after being onboarded, you are required to connect this account to ACA ComplianceAlpha prior to conducting any trading. Accounts must be disclosed via signed certification within 10 days of hire, and within 30 days of each quarter end thereafter.

•	Beneficial Ownership: This includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a security. For example, a person should consider himself or herself the beneficial owner of securities held by his or her spouse, his or her minor children, a relative who shares his or her home, or other persons by reason of any contract, arrangement, understanding or relationship that provides him or her with sole or shared voting or investment power.
•	Reportable Securities: This includes individual stocks, ETFs, REITs, private investments (excluding Brighton Jones Ownership), bonds (corporate, municipal, agency, foreign government), CEFs, and ETNs.

Account Oversight

The Legal & Compliance team will periodically review Wealthscape and Tamarac to verify that there are no undisclosed accounts that teammates have a) beneficial ownership of; and b) which hold reportable securities. In the event an account is found that should have been disclosed to Brighton Jones, the Legal & Compliance team will bring it to the attention of the teammate.

Securities Holdings

ACA will automatically pull in the holdings of accounts you aggregate within the system. Accounts holding private placements may require the creation of a manual account. Again, please refer to the ACA ComplianceAlpha FAQ for more information on how to create manual accounts. Holdings must be disclosed via signed certification within 10 days of hire, and within 30 days of each quarter end thereafter.

Securities Transaction

ACA will automatically pull in the transactions of accounts you aggregate within the system. Transactions must be disclosed via signed certification within 10 days of hire, and within 30 days of each quarter end thereafter.

Outside Business Activity

Brighton Jones is required to vet team members’ involvement in outside engagements to determine if any conflicts of interest may arise. We are also required to publicly disclose certain outside activities if they present a material conflict of interest. Outside Business Activities must be disclosed via signed certification within 10 days of hire, and within 30 days of each quarter end thereafter.

Political Contributions3

Brighton Jones is required to verify that we are not receiving business from an elected official whose campaign we significantly contributed to. A contribution could include direct donations, supporting or hosting fundraising events, or volunteering. You must therefore disclose if you have contributed to any state or local political candidate during the past twenty-four months via signed certification within 10 days of hire, and within 30 days of each quarter end thereafter.

Gifts & Entertainment

Everyone must report gifts given to or gifts received from clients, prospects, or COI greater than $200 in value. Similarly, we must report business entertainment provided to clients if greater than $200 in value. To be considered business entertainment, and not a gift, a team member must accompany and participate in the event with the clients or prospective clients. Gifts and Entertainment must be disclosed via signed certification within 30 days of each quarter end. Gifts and entertainment organized through Pod Ops do not need to be reported in your periodic disclosures. Please refer to the Client Gifting Guide for more information.

Affiliated Transactions

Brighton Jones does not participate in affiliated trades as defined by Rule 17a-7, 17e-1, or 10f-3.

Trade Restrictions

Certain transactions present a conflict of interest to our duty as client fiduciaries. To prevent Brighton Jones team members from inadvertently disadvantaging clients with their personal trades, all team members are responsible for following these procedures.

Restricted Securities

Securities become restricted when Brighton Jones or any teammate of the Firm comes into possession of MNPI regarding an issuer. Once MNPI is either reported to Legal & Compliance, or found through the team’s monitoring efforts, the Legal & Compliance team is responsible for adding any such issuers to the Firm’s Restricted Securities List. Restricted Securities are removed from the Restricted Securities List once the MNPI Brighton Jones was in possession of is made public. The Legal & Compliance team is responsible for keeping this list up-to-date on an ongoing basis. Please see the Personal Trading FAQ for more details.

IMPORTANT: Teammates are obligated, before placing a securities transaction, to check the Restricted List. Once an issuer is on the Restricted Securities List, all Brighton Jones teammates are prohibited from trading a Restricted Security while it remains on the list. This restriction extends to any account you have beneficial ownership of.

[3]	Rule 206(4)-5 (Contribution means any gift, subscription, loan, advance, or deposit of money or anything of value made for: (i) The purpose of influencing any election for Federal, State or local office; (ii) Payment of debt incurred in connection with any such election; or (iii) Transition or inaugural expenses of the successful candidate for State or local office.)

Initial Public Offerings (IPOs)

Even though we do not recommend IPOs to clients, we still require that any team member who wishes to participate in an IPO to seek pre-clearance.

Limited Offerings

All team members will need to submit pre-clearance requests for any personal securities trades in limited offerings, including but not limited to, investments made with Lenora Capital or Blueprint Capital. Additionally, all Access Persons are required to submit Forms 3, 4, and 5 with the SEC prior to completing any transaction in these limited offerings.

Private Debt & Income Fund

Access Persons who may have direct or indirect knowledge of trading in the Private Debt & Income Fund are subject to additional pre-clearance requirements. The Access Persons will be required to pre-clear any transactions in securities held in the Fund.

Post-Trade Monitoring

The Legal & Compliance team is responsible for investigating compliance exceptions resulting from trading Restricted Securities or undisclosed private securities transactions. In the event that any such transaction is discovered, Legal & Compliance team members will undertake a review of the circumstances of the trade(s), including, as applicable, by conducting additional, targeted electronic communications reviews of the relevant employee(s) for potential indicators of insider trading.

The Legal & Compliance team will also conduct additional reviews and monitoring for especially well-timed and profitable personal securities transactions to confirm that there was no misuse of material nonpublic information.

Exceptions

Securities trades through brokerage accounts to which you have delegated discretionary account management authority may be exempted from the Restricted Securities and other pre-clearance requirements. In such instances, Brighton Jones will maintain relevant documentation to assure itself that the account is externally managed by an adviser with discretion, such as by obtaining attestations from the relevant employee(s) and/or the external adviser(s). Similarly, the automatic re-investment of dividends is exempt from the Firm’s pre-clearance and Restricted Securities requirements. Other exceptions are evaluated on a case-by-case basis. Qualifying circumstances are limited to: the sale of Restricted Securities owned by new hires during their first 14 days; sale of Restricted Securities owned by spouses of teammates who work for issuers of securities on our restricted list; Restricted Securities held in managed accounts; and the sale or transfer of securities when legally compelled to do so.

Outside Business Activity

Any team member wishing to engage in business activities outside of Brighton Jones (including any affiliate or subsidiary) must disclose those activities via the Compliance Onboarding form. If an immaterial conflict of interest (i.e. an activity outside of the financial services industry) is identified, teammates must receive approval from their direct manager. If a material conflict of interest is identified, teammates must receive approval from their direct manager and from the Legal & Compliance team prior to engaging in the activity.

Branch Offices and Reviews

The list of Brighton Jones office locations can be found on our website. The Legal & Compliance team conducts annual branch office reviews of these supervisory requirements using the Branch Office Checklist.

Complaints

Brighton Jones maintains a central record of all written or verbal client/investor complaints, including the method or status of resolution, any settlement or litigation related to the complaint, and current disposition of the matter. All verbal and written grievances are to be reported to the Legal & Compliance team no later than one business day from the incident, with the same business day preferred. The Legal & Compliance team is responsible for following the Complaints Procedure.